EXHIBIT 1
                           JOINT REPORTING AGREEMENT

     In consideration of the mutual covenants herein contained, each of the parties hereto represents to and agrees with the other party as follows:

     1. Such party is eligible to file a statement on Schedule 13D under the Securities Exchange Act of 1934, as amended, pertaining to the Common Stock, $0.001 Par Value, of Fischer-Watt Gold Company, Inc. (the "Company").

     2. Such party is responsible for timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that such party is not responsible for the completeness or accuracy of the information concerning the other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

     This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument; provided that all of such counterparts taken together shall constitute but one agreement.

                                        JAMES MICHAEL SEED TRUST


/s/ James Michael Seed                  /s/ Grace Seed
-----------------------------------     ---------------------------------------
James Michael Seed                      Grace Seed, Co-Trustee
Date: October 14, 1998                Date: October 14, 1998



                                        /s/ Richard M.C. Glenn
                                        ---------------------------------------
                                        Richard M.C. Glenn, Esq., Co-Trustee
                                        Date: October 15, 1998